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Freeport-McMoRan Announces Agreements to
Sell its Interests in TF Holdings Limited for $2.65 Billion in
Cash and Up to $120 Million in Contingent Consideration; and to Enter Exclusive Negotiations for the Sale of its Interests in Freeport Cobalt and Kisanfu Exploration Project for $150 Million

PHOENIX, AZ, May 09, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has entered into a definitive agreement to sell its interests in TF Holdings Limited (TF Holdings) to China Molybdenum Co., Ltd. (CMOC) for $2.65 billion in cash and contingent consideration of up to $120 million, consisting of $60 million if the average copper price exceeds $3.50 per pound and $60 million if the average cobalt price exceeds $20 per pound, both during the 24-month period between 2018 and 2019.
TF Holdings is a Bermuda holding company that indirectly owns an 80 percent interest in Tenke Fungurume Mining S.A. (Tenke).  FCX has a 70 percent interest in TF Holdings and an effective 56 percent interest in Tenke.
In addition, FCX has agreed to negotiate exclusively with CMOC to enter into definitive agreements to sell its interests in Freeport Cobalt, including the Kokkola Cobalt Refinery in Finland, for $100 million and the Kisanfu Exploration project in the Democratic Republic of Congo (DRC) for $50 million.
Freeport Cobalt includes the large-scale cobalt refinery located in Kokkola, Finland, and related world-wide sales and marketing business, in which FCX holds an effective 56 percent interest.  Kisanfu is a copper and cobalt exploration project, located near Tenke in which FCX holds a 100 percent interest.
Richard C. Adkerson, FCX’s President and Chief Executive Officer said, “This transaction is another significant step to strengthen our balance sheet and enhance value for shareholders. Since the start of 2016, we have announced over $4 billion in asset sale transactions.  We are committed to our immediate objective of reducing debt while retaining a large portfolio of high quality assets and resources and a leading position in the global copper industry.”
Mr. Adkerson continued: “We congratulate our team on developing Tenke Fungurume to its premier status as a highly successful mining operation.  We are confident that CMOC will continue to build on Tenke Fungurume’s past success and future development potential, and will continue a commitment to provide a safe, productive work environment and a sustainable future with substantial benefits to the Congolese government and local community. FCX is a proud partner of the DRC and is committed to ensuring an effective transition through a services agreement to provide continuity of operations.”
Freeport does not expect the transaction to impact Tenke’s operations, employment, taxes and benefits provided to the DRC.
Since the project’s inception, Tenke has paid approximately $1.5 billion in taxes and related payments to the Public Treasury and other public administration services of the DRC.   The current operation provides employment to approximately 3,400 full time operational workers and 4,200 contractors. Approximately 98% of the operational employees and 93% of the contract work force are DRC citizens. As of December 31, 2015, Tenke had consolidated recoverable reserves totaling 7.2 billion pounds of copper and 874 million pounds of

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cobalt. FCX reported consolidated Tenke sales for the year 2015 totaling 467 million pounds of copper and 35 million pounds of cobalt at a net unit cash cost of $1.21 per pound of copper.
The TF Holdings transaction is expected to close in the fourth quarter of 2016, subject to regulatory approvals, CMOC shareholder approval and other customary closing conditions. The shareholders of CMOC holding approximately 63% of the outstanding shares have undertaken to vote in favor of the resolutions to approve the transaction. The transaction is subject to Lundin Mining Corporation’s right of first offer (“ROFO"), which will be open for 90 days from receipt of the ROFO notice.
Under the terms of the exclusivity agreement, Freeport has agreed to negotiate exclusively with CMOC until December 31, 2016 with respect to the sale of the Freeport Cobalt and Kisanfu interests in separate transactions.  The sale of the Freeport Cobalt interests would be subject to a ROFO from Lundin Mining Corporation.
FCX does not expect a material gain or loss on the transaction and expects to use the net proceeds to repay debt.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets principally in the Deepwater GOM and in California. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements:  This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to secure regulatory approvals, satisfy closing conditions and consummate the pending transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.
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